Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-234028 and 333-235323) on Form F-3 and in the registration statements (Nos. 333-180323, 333-154416, 333-165839, 333-194637 and 333-194638) on Form S-8 of AerCap Holdings N.V. of our report dated June 17, 2021, with respect to the combined statements of financial position of GE Capital Aviation Services as of December 31, 2020 and 2019, the related combined statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the Form 6-K of AerCap Holdings N.V. dated October 19, 2021.

/s/ KPMG LLP

New York, New York

October 19, 2021